Exhibit 99.10

CONSENT OF JOHN P. WAREHAM

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to be named in this Registration Statement on Form S-4 (the “Registration Statement”) of New STERIS Limited (“New STERIS”), and any amendments or supplements thereto, as a person who is about to become a director on New STERIS’s Board of Directors following the completion of the Combination (as defined in the Registration Statement) and consents to the filing of this consent as an exhibit to the Registration Statement.

By:	/s/ John P. Wareham
Name:	John P. Wareham
Date:	November 26, 2014